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                      JEFFERSON PILOT VARIABLE FUND, INC.
                JEFFERSON PILOT INVESTMENT ADVISORY CORPORATION
                     JEFFERSON PILOT VARIABLE CORPORATION

                                CODE OF ETHICS

                              AMENDED MAY 5, 2006

   Investment company personnel are charged with the rigorous duties of fiduciaries. In recognition of this special responsibility, Rule 17j-1 of the Investment Company Act of 1940 (the "Act") requires investment companies to adopt codes of ethics and procedures reasonably designed to prevent directors, officers and employees from engaging in fraudulent, manipulative or deceptive conduct in connection with their personal trading. Rule 17j-1 also requires each investment adviser of and principal underwriter for an investment company to adopt a written code of ethics. Rule 204A-1 of the Investment Advisers Act of 1940 places additional code of ethics requirements on registered investment advisers. Accordingly, this code of ethics has been adopted by Jefferson Pilot Variable Fund, Inc. (the "Fund"), Jefferson Pilot Investment Advisory Corporation (the "Investment Adviser"), and Jefferson Pilot Variable Corporation (the "Underwriter").

   In addition, Section 406 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") requires investment companies to disclose annually whether they have adopted codes of ethics that apply to principal executive officers and senior financial officers. Under Sarbanes-Oxley, a code of ethics means written standards that are reasonably designed to deter wrongdoing and to promote, among other things, honest and ethical conduct, and compliance with applicable laws.

   The purpose of this Code of Ethics ("Code") is to comply with Rule 17j-1, Rule 204A-1 and Sarbanes-Oxley. The Fund, Investment Adviser or Underwriter may from time to time adopt such interpretations of this Code as it deems appropriate.

   Except as provided under this Code, all reports of securities transactions and any other information filed with the Fund, Investment Adviser or Underwriter pursuant to this Code shall be treated as confidential.

I. Statement of General Principles

   In recognition of the trust and confidence placed in the employees, officers and directors of the Fund, Investment Adviser and Underwriter (collectively "Personnel") by the Fund's shareholders, and to give effect to the belief that the Fund's operations should be directed to the benefit of its shareholders, the Fund, Investment Adviser and Underwriter hereby adopt the following general principles to guide the actions of their Personnel:

   (A) The interests of the Fund's shareholders must come first. In decisions relating to their personal investments, Personnel must scrupulously avoid serving their own personal interests ahead of the shareholders' interests.

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   (B) Personnel must avoid conduct that creates the appearance of a conflict of interest. In addition to following the letter of the Code, Personnel must be vigilant in avoiding situations involving any real or possible impropriety.

   (C) Personnel should not take inappropriate advantage of their position. It is imperative that Personnel avoid any situation that might compromise their exercise of fully independent judgment in the interests of the Fund's shareholders.

   (D) Compliance with applicable law. Personnel shall comply with applicable federal securities laws.

II.Definitions

   (A) "Access Person" means (i) any director, officer, partner or Advisory Person of the Fund or Investment Adviser, (ii) any Supervised Person of the Investment Adviser, and (iii) any director, officer or general partner of the Underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

   (B) "Advisory Person" of the Fund or Investment Adviser means (i) any employee of the Fund or Investment Adviser (or of any company in a control relationship to the Fund or Investment Adviser) who, in connection with such employee's regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or Investment Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

   (C) "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

   (D) "Beneficial Ownership" is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should consider himself the beneficial owner of securities in which he has a direct or indirect pecuniary interest. In addition, a person should consider himself the beneficial owner of securities held by his spouse, dependent children, any person who shares his home, or other persons (including trusts, partnerships, corporations and other entities) by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

   (E) "Chief Compliance Officer" means the Chief Compliance Officer of the Fund, Investment Adviser or Underwriter as applicable.

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   (F) "Chief Review Officer" means the President of the Fund, Investment
   Adviser or Underwriter as applicable.

   (G) "Control" shall have the same meaning as that set forth in
   Section 2(a)(9) of the Act, which defines "control" as the power to exercise a controlling influence over. The issue of influence or control is a question of fact, which must be determined on the basis of all surrounding facts and circumstances. The Review Officer should be informed of any accounts for which an access person is considered a "beneficial owner" but where the access person has no direct or indirect influence or control, such as (i) accounts in which full investment discretion has been granted to an outside bank, investment advisor or trustee and where neither the access person nor any close relative participates in the investment decisions or is informed in advance of transactions ("Blind Accounts"), or (ii) accounts of close relatives where the circumstances clearly demonstrate that there is no risk of influence or control by the access person. The Review Officer may require supporting documentation prior to making any determination as to whether an access person has control over an account.

   (H) "Covered Security" shall have the same meaning as that set forth in
   Section 2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies (includes variable annuity contracts and variable life insurance policies with underlying separate accounts that invest exclusively in registered open-end investment companies), direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, savings accounts, commercial paper and high quality short-term debt instruments, including repurchase agreements. Covered Security shall include exchange-traded funds.

   (I) "Disinterested Director" means any director of the Fund who is not "an interested person" of the Fund within the meaning of Section 2(a)(19) of the Act.

   (J) An "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

   (K) "Investment Personnel" of the Fund or Investment Adviser means (i) any employee of the Fund or Investment Adviser (or of any company in a control relationship to the Fund or Investment Adviser) who, in connections with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund, or
   (ii) any natural person who controls the Fund or Investment Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

   (L) A "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

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   (K)(M) "Principal Executive Officer" means the President of the Fund.

   (N) "Principal Financial Officer" or "Principal Accounting Officer" means the Treasurer of the Fund.

   (O) "Principal Officer" means the Principal Executive Officer, Principal Financial Officer, or Principal Accounting Officer.

   (P) "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

   (Q) "Review Officer" means the Secretary or Assistant Secretary of the Fund, Investment Adviser or Underwriter as applicable.

   (R) "Security" shall have the same meaning as that set forth in
   Section 2(a)(36) of the Act.

   (S) A "Security Held or to be Acquired" by the Fund means any Covered Security which, within the most recent 15 days, (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or Investment Adviser for purchase by the Fund.

   (T) "Supervised Person" of the Investment Adviser means any employee of the Investment Adviser, and any other person who provides advice on behalf of the Investment Adviser and is subject to the Investment Adviser's supervision and control, who (i) has access to nonpublic information regarding the Fund's purchase or sale of securities, or (ii) is involved in making securities recommendations to the Fund, or (iii) who has access to securities recommendations to the Fund which are nonpublic, or (iv) has access to nonpublic information regarding the Fund's portfolio holdings.

III.Principal Executive Officer and Principal Financial Officer

(A) Conflicts of Interest - Each Principal Officer Must:

    (1)not place his or her personal interest improperly before the interest of the Fund;

    (2)not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Principal Officer would benefit personally to the detriment of the Fund;

    (3)not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Principal Officer rather than the benefit of the Fund;

    (4)not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

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(B) Disclosure and Compliance - Each Principal Officer should:

    (1)familiarize himself or herself with the disclosure requirements generally applicable to the Fund;

    (2)not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's directors and auditors, and to government regulators and self-regulatory organizations;

    (3)to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Fund and the Investment Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

    (4)promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

(C) Reporting and Accountability - Each Principal Officer must:

    (1)within ten days of becoming a Principal Officer, affirm in writing to the Board that he or she has received, read, and understands the Code;

    (2)annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

    (3)not retaliate against any other Principal Officer or any employee of the Fund or their affiliated persons for reports of potential violations that are made in good faith.

IV.General Prohibitions

(A) No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Fund:

   (1) employ any device, scheme or artifice to defraud the Fund;

   (2) make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

   (3) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

   (4) engage in any manipulative practice with respect to the Fund.

(B) (1) No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect Beneficial Interest which, to his actual knowledge at the time of such purchase or sale:

       (a) Is being considered for purchase or sale by the Fund, or

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       (b) Is being purchased or sold by the Fund.

   (2) The Fund, Investment Adviser or Underwriter may from time to time adopt specific prohibitions or restrictions in response to special situations where there is a greater likelihood that certain Access Persons will have actual knowledge that the Fund intends to buy or sell certain Covered Securities. Such prohibitions or restrictions when adopted and signed by the Review Officer shall be considered part of this Code until such time as the Review Officer deems such prohibitions or restrictions to be unnecessary.

V. Additional Restrictions

(A) Investment Personnel of the Fund or Investment Adviser must obtain prior written approval from the Review Officer before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

(B) No Access Person of the Fund may accept a position as a director, trustee or general partner of a publicly-traded company (other than Jefferson-Pilot Corporation) unless such position has been presented to and approved by the Chief Review Officer as consistent with the interests of the Fund and its shareholders. The Chief Review Officer shall report any such approval to the Fund's Board of Directors at the next Board of Directors meeting.

VI.Reporting Obligations

(A) Distribution of Code of Ethics.

   (1) New Access Persons. The Review Officer shall provide each Access Person with a copy of the Code within ten days of such person becoming an Access Person.

   (2) Code Amendments. The Review Officer shall provide each Access Person with a copy of the revised Code within ten days of the effective date of any amendments to the Code.

   (3) Acknowledgment of Receipt. Each Access Person shall sign a written acknowledgment within ten days of receiving the Code and any amendments thereto, which shall affirm such person's receipt and understanding of the Code.

(B) Reports Required. Unless excepted by Section VI(C), every Access Person must provide to the Review Officer the following reports:

   (1) Initial Holdings Reports. No later than ten days after the person becomes an Access Person, a report including at least the following information (which information must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person):

       (a) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

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       (b) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

       (c) The date that the report is submitted by the Access Person.

   (2) Quarterly Transaction Reports. No later than thirty (30) days after the end of a calendar quarter, a report including at least the following information:

       (a) With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

          (i) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

          (ii) The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

          (iii) The price of the Covered Security at which the transaction was effected;

          (iv) The name of the broker, dealer or bank with or through which the transaction was effected; and

          (v) The date that the report is submitted by the Access Person.

       (b) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

          (i) The name of the broker, dealer or bank with whom the Access Person established the account;

          (ii) The date the account was established; and

          (iii) The date the report is submitted by the Access person.

   (3) Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than forty-five (45) days before the report is submitted):

       (a) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

       (b) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

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       (c) The date that the report is submitted by the Access Person.

(C) Exceptions from Reporting Requirements.

   (1) A person need not make a report under Section VI(B) with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control (See Section II(G) for the definition of "control").

   (2) A Disinterested Director who would be required to make a report solely by reason of being a Fund director need not make:

       (a) An Initial Holdings Report under Section (VI)(B)(1) and an Annual Holdings Report under Section (VI)(B)(3); and

       (b) A Quarterly Transaction Report under Section (VI)(B)(2), unless the director knew or, in the course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered security.

   (3) An Access Person need not make a Quarterly Transaction Report under Section (VI)(B)(2) if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, Investment Adviser or Underwriter with respect to the Access Person in the time period required by Section (VI)(B)(2), if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund, Investment Adviser or Underwriter. All broker trade confirmations and account statements that are printed on paper shall be organized in a manner that allows easy access to and retrieval of any particular confirmation or statement.

   (4) An Access Person to the Underwriter need not make a report to the Underwriter under Section VI(B) of this Code if:

       (a)The Underwriter is not an affiliated person of the Fund or any investment adviser of the Fund; and

       (b)The Underwriter has no officer, director or general partner who serves as an officer, director or general partner of the Fund or of any investment adviser of the Fund.

   (5) An Access Person need not make a quarterly transaction report under
   Section VI(B)(2) with respect to transactions effected pursuant to an Automatic Investment Plan.

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(D) Annual Report to Board of Directors

   (1) No less frequently than annually, the officers of the Fund, Investment Adviser and Principal Underwriter will furnish to the Fund's Board of Directors, and the Board of Directors will consider, a written report that:

       (a) Describes any issues arising under the code of ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and

       (b) Certifies that the Fund, Investment Adviser or Principal Underwriter, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

VII. Review and Enforcement.

(A) The Review Officer shall conduct a review of all reported personal securities transactions, which shall include a comparison of personal transactions with completed portfolio transactions of the Fund, to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any Access Person, the Review Officer shall give such person an opportunity to supply additional explanatory material.

(B) If the Review Officer determines that any violation of this Code may have occurred, the Review Officer shall submit a written determination, together with the confidential quarterly report and any additional explanatory material provided by the individual, to the Chief Review Officer, who shall make an independent determination as to whether a violation has occurred.

(C) If the Chief Review Officer finds that a violation of this Code has occurred, the Chief Review Officer shall impose upon the individual such sanctions as the Chief Review Officer deems appropriate. The Chief Review Officer shall promptly report such violation to the Chief Compliance Officer. The Chief Review Officer shall report information about material violations of this Code and the sanctions imposed in response to such material violations to the Board of Directors of the Fund at the next Board meeting. Possible sanctions for a violation may include, without limitation, the disgorgement of any profits over to the Fund, a letter of censure, suspension or termination.

(D) No person shall participate in a determination of whether he or she has committed a violation of the Code or of the imposition of any sanction against himself. If a Code violation of the Chief Review Officer is under consideration, the Disinterested Directors of the Fund collectively shall act in all respects in the manner prescribed herein for the Chief Review Officer.

VIII. Records.

(A) The Fund, Investment Adviser and Principal Underwriter shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission.

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   (1) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

   (2) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

   (3) A copy of each report made by an Access Person as required by Section
   (VI)(B) of this Code, including any information provided in lieu of the Quarterly Transaction Reports pursuant to Section (VI)(C)(3), shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

   (4) A list of all persons who are, or within the past five years have been, required to make reports under Section (VI)(B) of this Code, and also those persons who were responsible for reviewing these reports, shall be maintained in an easily accessible place;

   (5) A copy of each report required by Section (VI)(D) of this Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(B) The Fund or Investment Adviser must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under Section (V)(A) of this Code, for at least five years after the end of the fiscal year in which the approval is granted.

Amended this 5th day of May, 2006.

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